Church & Dwight Co., Inc.

News Release

Contact:
Lee McChesney
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT DELIVERS STRONG THIRD QUARTER RESULTS

Q3 NET SALES, ORGANIC SALES AND ADJUSTED EPS EXCEED OUTLOOK

RAISES FULL YEAR 2026 SALES OUTLOOK AND TIGHTENS EPS OUTLOOK RANGE

2026 Third Quarter Results	2026 Full Year Outlook

• Net Sales +1.0% reflecting strategic Portfolio actions

• Organic Sales +5.1%: Domestic +4.4% | Int’l +7.8% | SPD +5.0%¹

• Gross Margin 46.8% (+170 bps)

• Reported EPS $0.89, Adjusted EPS $0.92¹ (+13.6%)

• Cash from Operations $380 Million

• Net Sales approximately +0.5% (Prior Range Flat to +1%)

• Organic Sales Growth approximately +5%[1] (Prior +4% to +5%)

• Adjusted Gross Margin expansion of approximately 100 bps

• EPS +20%; Adjusted EPS approximately +7%¹ (Prior 6% to 8%)

• Cash From Operations ~$1.175 Billion

EWING, NJ, October 30, 2026 – Church & Dwight Co., Inc. (NYSE: CHD) today announced that the Company exceeded its third quarter outlook with stronger than forecasted sales and earnings growth. Net sales increased 1.0% to $1,602 million in the third quarter, exceeding the Company’s outlook of a 1% decline and reflecting the benefits of the 2025 strategic portfolio actions. Organic sales grew 5.1%, well above the Company’s 3% outlook, with growth across all three divisions, driven primarily by volume growth of 4.6%, as well as positive price and mix of 0.5%.

Rick Dierker, Chief Executive Officer, commented, “Our power brands continue to perform exceptionally well despite a challenging macroeconomic environment, driving our third consecutive quarter of industry-leading organic sales growth. In the third quarter, our leading brands once again increased share driven by innovation, distribution wins, and our targeted marketing investments. The strength of our brand portfolio, combined with our targeted 2025 strategic portfolio actions, has enhanced the focus on our growth initiatives and reinforces our confidence as we enter the fourth quarter of 2026 and into 2027. We are raising our 2026 outlook for sales and tightening our outlook for earnings per share.

“Thank you to our Church & Dwight team members across the globe for executing well in a volatile environment and delivering strong organic growth and gross margin expansion every quarter this year. In the third quarter, the domestic division grew 4.4% organically reflecting sustained strength across both our household and personal care portfolios. The International division grew a robust 7.8% organically, driven by broad-based growth across the Global Markets Group and our subsidiaries. The Specialty Products division also delivered a strong organic sales growth of 5.0% as the business delivered balanced results across the globe. Global e-commerce revenues grew 20% in the third quarter with global online sales now representing 25.9% of the Company’s total consumer sales, reflecting the continued strength of its digital capabilities and brands.

“Third quarter reported EPS was $0.89, compared to $0.75 last year. Third quarter Adjusted EPS of $0.92 increased 13.6% versus last year and exceeded the Company’s outlook of $0.89. Stronger-than-expected sales drove earnings growth versus our outlook and supported incremental SG&A investments and incentive compensation. The Company continues to expect approximately $1.175 billion of cash from operations for full-year 2026.”

Third Quarter Review

Consumer Domestic net sales were $1,225 million, a $5 million or 0.4% increase. Organic sales increased 4.4%driven by volume growth (+3.6%) and favorable price and product mix (+0.8%). Organic sales growth was driven by ARM & HAMMER™ Liquid Laundry Detergent, THERABREATH™ mouthwash and toothpaste, ARM & HAMMER™ cat litter, and WATERPIK™ water flossers. Reported Consumer Domestic sales also included growth from the MISS MOUTH’S acquisition which partially offset the sales impact from last year’s strategic portfolio actions.

Consumer International net sales were $297 million, a $7 million or 2.5% increase. Organic sales increased 7.8% driven by higher volume (+9.1%) and partially offset by lower price and product mix (-1.3%). Growth was driven by the THERABREATH, BATISTE™, TOUCHLAND™ and OXICLEAN™ brands.

Specialty Products net sales were $80 million, a $4 million or 5.0%increase. Organic sales also increased 5.0% as a result of higher volume (+2.9%) and higher price and product mix (+2.1%).

Gross margin increased 170 basis points to 46.8%. Adjusted gross margin was also 46.8%, an increase of 170 basis points driven by higher volume, productivity, tariff refunds, and favorable mix from our acquisitions and portfolio actions, which offset the higher inflation and transportation cost increases.

Marketing expense was $191 million or 11.9% of net sales, down 90 basis points compared to last year. The Company continues to invest in its brands and new products, supporting our strategic innovation and growth initiatives.

Selling, general, and administrative expense (SG&A) was $267 million, including $6 million of charges for restricted stock issued for the TOUCHLAND acquisition. Adjusted SG&A was $261 million1 or 16.3% of net sales, a 110-basis point increase over the prior year primarily from the amortization and SG&A expenses related to our acquisitions, SG&A investments and higher incentive compensation costs.

Income from Operations was $291 million. Adjusted income from operations was $298 million, an increase of $27 million and 10.1% compared to prior year.1

The adjusted effective tax rate decreased to 21.5% in the third quarter from 21.6% last year.

Cash Flow

Strong cash flow generation and the strength of the Company’s balance sheet remain a hallmark of its business and provides substantial flexibility to invest in growth and pursue strategic acquisition opportunities. Cash from operations for the first nine months of 2026 was $841 million, a decrease of 1.3%versus prior year.

Capital expenditures totaled $92 million through the third quarter, an increase of $24 million versus the prior year. The Company expects full-year capital expenditures to be approximately $125 million or 2% of sales. As of September 30, 2026, the Company’s total debt was $2.2 billion and cash-on-hand was $447 million.

The Company’s Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to $1 billion of its common stock. The new share repurchase program has no expiration date and replaces the Company’s existing share repurchase program. This program is supported by the Company’s strong cash generation and balance sheet flexibility, and the authorization is consistent with its disciplined approach to capital allocation and provides additional flexibility to return capital to shareholders while continuing to invest in the business and pursue strategic opportunities.

2026 New Products

“Innovation has always been a key driver of our organic growth and it continues to be a major driver of our results in 2026,” said Mr. Dierker. “We are confident that our relentless focus on innovation will continue to drive industry-leading growth, distribution gains at shelf, and market share expansion. Our innovations launched throughout 2026 across our power brands are performing very well.”

The Company’s 2026 innovation portfolio is focused on the following:

THERABREATH™ continued the momentum behind its new toothpaste launch with a robust marketing campaign that drove trial and built every-day regimen for our new toothpaste product line. The new line includes four variants addressing top consumer oral care needs with its effective cleaning and distinctively fresh flavor profile. Consumer reviews across multiple platforms have led to strong average ratings of 4.5 stars.

In rinse, THERABREATH™ launched new Complete Revitalizing Mint with 6-in-1 benefits and its signature alcohol-free, no burn, dye-free experience. THERABREATH™ Complete is now the top-selling new rinse sold nationally. THERABREATH™ also just launched new portable rinse sachets in both Invigorating Icy Mint and Anti-cavity Sparkle Mint for freshness on the go. Available in 10ct packs, they are designed for travel, purse or pocket – whenever and wherever the need for fresh breath arises.

ARM & HAMMER™ Cat Litter launched DUAL DEFENSE™ with Microban® Clumping Litter. This innovative formula delivers two layers of powerful protection: ARM & HAMMER™ odor-eliminating technology that seals and destroys odors, plus active Microban® antimicrobial product protection. Designed for germ-conscious pet parents, DUAL DEFENSE™ provides elevated confidence and a fresher experience. The launch is off to a strong start, supported by marketing investments and earning a 4.6-star consumer rating.

OXICLEAN continues to innovate behind the OXICLEAN MAX FORCE line of products. This sub-brand continues to gain momentum behind strong distribution gains, dedicated advertising, and growing consumer acceptance. OXICLEAN MAX FORCE is now the second fastest growing sub-brand in Stain Fighter Category up +40%, only behind Miss Mouth's.

HERO™ is bringing its acne expertise to the cleanser category with a lineup of cleansers that address distinct needs for the acne-prone consumer. Mighty Cleanser™, Pore Cleanser and Gentle Cleansers includes powerhouse ingredients that deliver the perfect balance of efficacy and gentleness and are designed to tackle acne without the dryness and irritation of traditional acne products.

Outlook for 2026

“We continue to execute with excellence in a challenging environment,” said Mr. Dierker. “Our focus remains on providing consumers with high-quality, solution-oriented products at the right value. Our improved sales outlook reflects the strength of our operating fundamentals, which underpin our volume growth, market share gains and gross margin expansion.

“We have revised our reported sales to approximately 0.5%growth, versus our prior view of flat to 1%. The Company is also raising its full year organic sales growth to approximately 5%, the high end of its prior expectation of 4% to

5%, reflecting the Company’s strong year to date growth and its confidence in continued momentum during the fourth quarter. ¹

“While there are growing inflationary pressures related to the Middle East conflict and transportation rates are increasing globally, the Company is confident it can continue to mitigate this cost pressure.

“Full-year adjusted gross margin expansion is now expected to be approximately 100 basis points, inclusive of the incrementally higher transportation costs. Volume growth, productivity, tariff refunds and favorable mix from our acquisitions and portfolio actions are expected to more than offset higher inflation, transportation and tariff-related costs.

“Marketing as a percentage of sales is expected to be approximately 11% of sales reflecting the Company’s continued commitment to brand investment.

“We continue to expect SG&A as a percentage of sales to remain above 2025 levels, reflecting the impact of the TOUCHLAND and MISS MOUTH’S acquisitions and our targeted investments in growth initiatives, AI, ecommerce and our international business.

“Our adjusted tax rate is expected to be approximately 21%.

“We now expect full-year reported EPS to increase approximately 20%. We also expect Adjusted EPS growth for 2026 of 7%, tightening the range from our prior expectation of 6% to 8%. This update reflects our strong growth across all three divisions, continued gross margin expansion and our disciplined investments in our business to support growth.

“Our Cash flow from operations outlook remains approximately at $1.175 billion. We will continue to pursue acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to the successful THERABREATH, HERO, TOUCHLAND and MISS MOUTH’S acquisitions.

“For the fourth quarter, we expect reported sales decline of approximately 0.5%, driven entirely by the strategic portfolio actions taken in 2025. We expect organic sales growth of approximately 4.0%¹ and continued gross margin expansion. Overall adjusted EPS is expected to increase 17% to 19% versus last year.¹ Similar to past years, when we have strong business performance, we prioritize investing for the future. Our fourth quarter investments will focus on driving future growth and targeted AI capabilities.

“Finally, as we look ahead to 2027, we continue to remain very optimistic about the Company’s performance. With our 2025 portfolio actions complete, our teams have focused throughout 2026 on advancing our 2030 growth initiatives. These initiatives are focused on expanding ARM & HAMMER, increasing THERABREATH in Oral Care, and scaling our International business. We look forward to sharing our first formal update on these initiatives at our January investor meeting.”

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, Adjusted Tax Rate, and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss third quarter 2026 results on October 30, 2026, at 10:00 a.m. (ET). The webcast will be broadcast online and available for replay until October 30, 2027.

About Church & Dwight Co., Inc.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH®, HERO®, TOUCHLAND® and MISS MOUTH’S®. For more information, visit the Company’s website.

Church & Dwight has a longstanding heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER™ brand introduced the first nationally distributed, phosphate-free detergent. That same year, Church & Dwight was honored to be one of a few corporate sponsors of the first annual Earth Day. Most recently in 2025 and 2026, our ongoing progress earned continued public recognition, including Time Magazine’s Ranking of the World’s Most Sustainable

Companies and America’s Best Companies, Newsweek Magazine’s-- Americas Most Responsible Companies, USA Today’s Ranking of America’s Climate Leaders, Forbes Magazine’s-- America’s Best Midsize, FTSE4Good Index Series, amongst others. For more information, see the Church & Dwight 2025 Sustainability Report on the Company’s website.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of tariffs; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; recessionary conditions; interest rates; inflation; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; the impact of new regulations and legislation and change in regulatory priorities; shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; the impact on the global economy of the Russia/Ukraine war and conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; our ability to complete the announced strategic alternatives for certain of our businesses and realize the intended benefits; the risk that the announcement of strategic alternatives could have an adverse effect on the Company; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates;

foreign currency exchange rate fluctuations; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Sales	$1,602.1	$1,585.6	$4,601.4	$4,559.0
Cost of sales	852.7	871.2	2,476.7	2,538.0
Gross Profit	749.4	714.4	2,124.7	2,021.0
Marketing expenses	190.7	202.9	495.4	496.6
Selling, general and administrative expenses	267.3	256.9	770.5	712.8
Income from Operations	291.4	254.6	858.8	811.6
Equity in earnings of affiliates	2.7	2.2	7.7	6.6
Other income (expense), net	(22.2)	(20.6)	(66.1)	(49.4)
Income before Income Taxes	271.9	236.2	800.4	768.8
Income taxes	59.7	54.0	169.1	175.5
Net Income	$212.2	$182.2	$631.3	$593.3
Net Income per share - Basic	$0.89	$0.75	$2.67	$2.43
Net Income per share - Diluted	$0.89	$0.75	$2.65	$2.41
Dividends per share	$0.31	$0.30	$0.93	$0.89
Weighted average shares outstanding - Basic	237.1	241.8	236.8	244.1
Weighted average shares outstanding - Diluted	238.7	243.2	238.4	245.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2026	December 31, 2025
Assets
Current Assets
Cash and Cash Equivalents	$446.9	$409.0
Accounts Receivable	635.2	593.4
Inventories	632.3	534.8
Other Current Assets	58.0	59.8
Total Current Assets	1,772.4	1,597.0
Property, Plant and Equipment (Net)	834.8	822.8
Equity Investment in Affiliates	11.9	10.3
Trade Names and Other Intangibles	3,705.9	3,511.5
Goodwill	2,665.8	2,627.5
Other Long-Term Assets	348.1	343.3
Total Assets	$9,338.9	$8,912.4
Liabilities and Stockholders’ Equity
Current portion of Long-Term debt	$424.7	$0.0
Other Current Liabilities	1,427.2	1,497.7
Total Current Liabilities	1,851.9	1,497.7
Long-Term Debt	1,782.2	2,205.1
Other Long-Term Liabilities	1,220.8	1,207.4
Stockholders’ Equity	4,484.0	4,002.2
Total Liabilities and Stockholders’ Equity	$9,338.9	$8,912.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2026	September 30, 2025

Net Income	$631.3	$593.3

Depreciation and amortization	192.8	181.6
Deferred income taxes	4.4	31.7
Business exit related impairments	0.0	51.0
Non-cash compensation	60.5	44.2
Other	4.1	14.2
Subtotal	893.1	916.0

Changes in assets and liabilities:
Accounts receivable	(45.9)	17.5
Inventories	(98.2)	(3.3)
Other current assets	(4.1)	1.7
Accounts payable	83.2	39.8
Accrued expenses	(26.4)	(83.3)
Income taxes payable	58.7	(13.4)
Other	(19.2)	(23.0)
Net cash from operating activities	841.2	852.0

Capital expenditures	(91.6)	(67.2)
Acquisition	(300.0)	(656.4)
Payment of business acquisition liabilities	(10.0)	0.0
Other	(1.1)	(1.7)
Net cash (used in) investing activities	(402.7)	(725.3)

Payment of cash dividends	(219.6)	(216.4)
Purchase of treasury stock	(37.1)	(600.0)
Payment of business acquisition liabilities	(180.5)	(5.9)
Proceeds from stock option exercises	46.9	33.1
Other stock award activity	(5.8)	0.0
Other	(1.8)	(4.7)
Net cash (used in) financing activities	(397.9)	(793.9)

F/X impact on cash	(2.7)	8.4

Net change in cash and cash equivalents	$37.9	$(658.8)

2026 and 2025 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2026	9/30/2025	Change
Household Products	$711.6	$646.7	10.0%
Personal Care Products	513.5	573.0	-10.4%
Consumer Domestic	$1,225.1	$1,219.7	0.4%
Consumer International	297.4	290.1	2.5%
Total Consumer Net Sales	$1,522.5	$1,509.8	0.8%
Specialty Products Division	79.6	75.8	5.0%
Total Net Sales	$1,602.1	$1,585.6	1.0%

	Nine Months Ended		Percent
	9/30/2026	9/30/2025	Change
Household Products	$2,015.2	$1,911.6	5.4%
Personal Care Products	1,483.4	1,592.0	-6.8%
Consumer Domestic	$3,498.6	$3,503.6	-0.1%
Consumer International	868.8	829.6	4.7%
Total Consumer Net Sales	$4,367.4	$4,333.2	0.8%
Specialty Products Division	234.0	225.8	3.6%
Total Net Sales	$4,601.4	$4,559.0	0.9%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2026

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	1.0%	0.8%	0.4%	2.5%	5.0%
Less:
Acquisitions	1.9%	2.0%	2.4%	0.0%	0.0%
Add:
FX / Other	-0.1%	-0.1%	0.0%	-0.5%	0.0%
Divestitures	6.1%	6.4%	6.4%	5.8%	0.0%

Organic Sales Growth	5.1%	5.1%	4.4%	7.8%	5.0%

	Nine Months Ended 9/30/2026

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	0.9%	0.8%	-0.1%	4.7%	3.6%
Less:
Acquisitions	2.3%	2.4%	2.7%	0.7%	0.0%
Add:
FX / Other	-0.5%	-0.5%	0.0%	-2.6%	0.0%
Divestitures	7.2%	7.5%	7.8%	5.5%	0.0%

Organic Sales Growth	5.3%	5.4%	5.0%	6.9%	3.6%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	Three Months Ended September 30, 2026
	As Reported (US GAAP)	Year-over-year GAAP Change	ERP Project Costs	Touchland Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,602.1	$16.5	$0.0	$0.0	$1,602.1	$16.5
Cost of sales	852.7	(18.5)	0.0	0.0	852.7	(18.5)
Gross Profit	749.4	35.0	0.0	0.0	749.4	35.0
Gross Margin	46.8%	1.7%			46.8%	1.7%

Marketing expenses	190.7	(12.2)	0.0	0.0	190.7	(12.2)
Percent of Net Sales	11.9%	-0.9%			11.9%	-0.9%

SG&A	267.3	10.4	(0.2)	(6.3)	260.9	20.0
Percent of Net Sales	16.7%	0.5%			16.3%	1.1%
Income from Operations	291.4	36.8	0.2	6.3	297.8	27.2
Operating Margin	18.2%	2.1%			18.6%	1.5%

Equity in earnings of affiliates	2.7	0.5	0.0	0.0	2.7	0.5
Other income (expense), net	(22.2)	(1.6)	0.0	0.0	(22.2)	(1.6)
Income before Income Taxes	271.9	35.7	0.2	6.3	278.3	26.1
Income taxes	59.7	5.7	0.1	0.0	59.7	5.1
Net Income	$212.2	$30.0	$0.1	$6.3	$218.6	$21.0
Net Income per share - Diluted	$0.89	18.7%	$0.0	$0.03	$0.92	13.6%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Nine Months Ended September 30, 2026
	As Reported (US GAAP)	Year-over-year GAAP Change	ERP Project Costs	Touchland Restricted Stock	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$4,601.4	$42.4	$0.0	$0.0	$4,601.4	$42.4
Cost of sales	2,476.7	(61.3)	0.0	0.0	2,476.7	(29.0)
Gross Profit	2,124.7	103.7	0.0	0.0	2,124.7	71.4
Gross Margin	46.2%	1.9%			46.2%	1.2%

Marketing expenses	495.4	(1.2)	0.0	0.0	495.4	(1.2)
Percent of Net Sales	10.8%	-0.1%			10.8%	-0.1%

SG&A	770.5	57.7	(10.1)	(18.9)	741.7	74.0
Percent of Net Sales	16.7%	1.1%			16.1%	1.5%
Income from Operations	858.8	47.2	10.1	18.9	887.6	(1.4)
Operating Margin	18.7%	0.9%			19.3%	-0.2%

Equity in earnings of affiliates	7.7	1.1	0.0	0.0	7.7	1.1
Other income (expense), net	(66.1)	(16.7)	0.0	0.0	(66.1)	(16.7)
Income before Income Taxes	800.4	31.6	10.1	18.9	829.2	(17.0)
Income taxes	169.1	(6.4)	2.5	0.0	171.5	(18.5)
Net Income	$631.3	$38.0	$7.6	$18.9	$657.7	$66.1
Net Income per share - Diluted	$2.65	10.0%	$0.02	$0.09	$2.76	3.4%
Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Three Months Ended September 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Touchland Restricted Stock	Touchland Earnout	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$1,585.6	$75.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$1,585.6	$75.0
Cost of sales	871.2	43.7	0.0	0.0	0.0	0.0	0.0	0.0	871.2	40.5
Gross Profit	714.4	31.3	0.0	0.0	0.0	0.0	0.0	0.0	714.4	34.5
Gross Margin	45.1%	-0.1%							45.1%	0.1%

Marketing expenses	202.9	17.1	0.0	0.0	0.0	0.0	0.0	0.0	202.9	17.1
Percent of Net Sales	12.8%	0.5%							12.8%	0.5%

SG&A	256.9	25.2	0.0	(2.4)	0.0	(1.4)	(5.2)	(7.0)	240.9	14.0
Percent of Net Sales	16.2%	0.9%							15.2%	0.2%

VMS Tradename and other asset impairments	0.0	(357.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	-23.7%							0.0%	0.0%
Income from Operations	254.6	346.1	0.0	2.4	0.0	1.4	5.2	7.0	270.6	3.4
Operating Margin	16.1%	22.2%							17.1%	-0.6%

Equity in earnings of affiliates	2.2	(0.8)	0.0	0.0	0.0	0.0	0.0	0.0	2.2	(0.8)
Other income (expense), net	(20.6)	(7.7)	0.0	0.0	0.0	0.0	0.0	0.0	(20.6)	(3.1)
Income before Income Taxes	236.2	337.6	0.0	2.4	0.0	1.4	5.2	7.0	252.2	(0.5)
Income taxes	54.0	80.3	0.0	0.6	0.0	0.0	0.0	0.0	54.6	(4.2)
Net Income	$182.2	$257.3	$0.0	$1.7	$0.0	$1.4	$5.2	$7.0	$197.5	$3.6
Net Income per share - Diluted	$0.75	-341.9%	$0.0	$0.0	$0.0	$0.01	$0.02	$0.03	$0.81	2.5%

Amounts may not add due to rounding

(Dollars in millions, except per share data)
	Nine Months Ended September 30, 2025
	As Reported (US GAAP)	Year-over-year GAAP Change	Business exit related impairments	ERP Project Costs	Waterpik Restructuring	Hero Restricted Stock	Touchland Restricted Stock	Touchland Earnout	Adjusted (non-GAAP)	Year-over-year Non GAAP Change

Net Sales	$4,559.0	$33.9	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$4,559.0	$33.9
Cost of sales	2,538.0	95.1	(30.4)	0.0	(1.9)	0.0	0.0	0.0	2,505.7	33.5
Gross Profit	2,021.0	(61.2)	30.4	0.0	1.9	0.0	0.0	0.0	2,053.3	0.4
Gross Margin	44.3%	-1.7%							45.0%	-0.4%

Marketing expenses	496.6	6.4	0.0	0.0	0.0	0.0	0.0	0.0	496.6	6.4
Percent of Net Sales	10.9%	0.1%							10.9%	0.1%

SG&A	712.8	28.3	(20.6)	(5.0)	(1.5)	(5.8)	(5.2)	(7.0)	667.7	0.5
Percent of Net Sales	15.6%	0.5%							14.6%	-0.1%

VMS Tradename and other asset impairments	0.0	(357.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Percent of Net Sales	0.0%	-7.9%							0.0%	0.0%
Income from Operations	811.6	261.2	51.0	5.0	3.4	5.8	5.2	7.0	889.0	(6.5)
Operating Margin	17.8%	5.6%							19.5%	-0.4%

Equity in earnings of affiliates	6.6	(0.6)	0.0	0.0	0.0	0.0	0.0	0.0	6.6	(0.6)
Other income (expense), net	(49.4)	5.0	0.0	0.0	0.0	0.0	0.0	0.0	(49.4)	9.6
Income before Income Taxes	768.8	265.6	51.0	5.0	3.4	5.8	5.2	7.0	846.2	2.5
Income taxes	175.5	68.4	12.4	1.3	0.8	0.0	0.0	0.0	190.0	4.2
Net Income	$593.3	$197.2	$38.6	$3.7	$2.6	$5.8	$5.2	$7.0	$656.2	$(1.7)
Net Income per share - Diluted	$2.41	49.7%	$0.16	$0.01	$0.01	$0.03	$0.02	$0.03	$2.67	0.0%
Amounts may not add due to rounding

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2026	December 31, 2026
Reported Sales Growth	-0.5%	0.5%
Acquisition/Divestiture/FX/Other	4.5%	4.5%

Organic Sales Growth	4.0%	5.0%

	For the year ended December 31, 2026	For the year ended December 31, 2025
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$3.63	$3.02
ERP Project Costs	0.03	0.02
Touchland Restricted Stock	0.10	0.05
Business Exit Related Impairments	0.00	0.14
Hero Restricted Stock	0.00	0.03
Waterpik Restructuring	0.00	0.01
Touchland Earnout	0.00	0.08
VMS Divestiture	0.00	0.18
Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.76	$3.53